Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
May 16, 2007	(919) 774-6700

THE PANTRY EXPANDS AND RENEGOTIATES TERMS OF SENIOR SECURED CREDIT FACILITIES

Sanford, North Carolina, May 16, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it has completed the expansion and renegotiation of certain terms of its senior secured credit facilities.

The facilities include a $350 million term loan, increased from approximately $304 million previously, and a $225 million revolving credit facility, increased from $150 million previously. In addition, the agreement includes a new “delayed-draw” feature, which provides The Pantry with the option to add up to $100 million to its term loan, with the same pricing and other terms on a fully committed basis, at any time over the next 12 months.

Final maturities for the facilities were extended to 2014 for the term loan and 2013 for the revolver. While outstanding letters of credit effectively absorb approximately $50 million of the Company’s borrowing capacity under the revolver, the remaining capacity is currently unused and available for potential acquisitions and other corporate purposes.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are pleased to complete the renegotiation of our credit agreement on favorable terms. We were able to significantly expand the size and extend the maturities of our facilities with pricing comparable to our previous agreement. In addition, the other terms and covenants are less restrictive, enhancing our overall financial flexibility and our ability to take advantage of further acquisition opportunities.”

Additional details will be available in a Form 8-K to be filed with the Securities and Exchange Commission this week.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of May 10, 2007, the Company operated 1,639 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of May 16, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.